AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, as amended

Adventure Energy, Inc.
(Name of small business issuer in its charter)

Florida	1311	26-2317506
(State or other jurisdiction of incorporation or	(Primary Standard Industrial Classification	(I.R.S. Employer Identification No
organization)	Code Number)

Wayne Anderson, President
Adventure Energy, Inc.
33 6 th Street South
Suite 600
St. Petersburg, Florida 33701
Phone: 727-482-1505

(Address and telephone number of principal executive offices)

Copies to:
Richard A. Friedman, Esq.
Elizabeth A. Herman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time after this
Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering.r

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.r

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.r

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule
12b-2 of the Exchange Act. (Check one):

Large accelerated filer	r	Accelerated Filer	r
Non-accelerated filer	r	Smaller reporting company	x

CALCULATION OF REGISTRATION FEE
Proposed
Maximum
		Offering	Proposed
		Price	Maximum
	Amount	Per	Aggregate	Amount of
	To Be	Unit	Offering	Registration
Title of Each Class of Securities To Be Registered	Registered	(1)(2)	Price	Fee
Common Stock offered by our Selling Stockholders (2)	243,471	$0.35	$85,214.85	$3.35*

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The proposed maximum offering based on the estimated high end of the range at which the common stock will initially be sold.
(2)	The selling shareholders will offer their shares at $.35 per share until the Company’s shares are quoted on the OTC Bulletin and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.
*	Previously paid

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION , JANUARY 7, 2009

ADVENTURE ENERGY, INC.

243,471
Shares of
Common Stock

     The Selling shareholders are offering up to 243,471 shares of common stock. The selling shareholders will offer their shares at $0.35 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated price. We will not receive proceeds from the sale of shares from the selling shareholders.

     There are no underwriting commissions involved in this offering. We have agreed to pay all the costs and expenses of this offering. Selling shareholders will pay no offering expenses. As of the date of this prospectus, there is no trading market in our common stock, and we cannot assure you that a trading market will develop. Our common stock is not currently listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

     This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. Additionally, auditors have expressed substantial doubt as to our Company’s ability to continue as a going concern. See "Risk Factors" beginning on page.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 7, 2009.

PROSPECTUS SUMMARY

      The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Adventure", "Company", "we," "us," or "our" refer to Adventure Energy, Inc

Organization

       Adventure Energy, Inc . was incorporated on March 28, 2008 in the State of Florida under the name Adventure Energy, Inc . Our principal executive offices are currently located at 33 6th Street S. Suite 600, St. Petersburg, Florida, 33701. Our telephone number is (727)482-1505 . Our fiscal year-end is December 31. As described below, Adventure Energy is an oil and natural gas company that was incorporated with the objective to engage in exploration, development, and production activities in the Appalachian Basin. The Company focuses primarily on drilling and acquisition of proven developed and undeveloped properties and on the enhancement and development of these properties.

     We are a development stage business and have had no revenue since our formation. There is currently no public market for our common stock.

     Since our inception, we have had a net loss of $ 509,734 . We have incurred losses since inception and we expect to incur losses for the foreseeable future. As a result of the foregoing, our independent auditors, in their report covering our financial statements for period ended September 30, 2008, stated that our financial statements were prepared assuming that we would continue as a going concern.

	The Offering

Common stock outstanding before the offering		12,239,951

Common stock offered by selling stockholders		243,471

Common stock to be outstanding after the offering		12,239,951

Use of proceeds		We will not receive any proceeds from the sale of shares by the stockholders.

Risk Factors		You should read the "Risk Factors" section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.

The above information regarding common stock to be outstanding after the offering is based on 12,239,951 shares of common stock outstanding as of January 5, 2009 .

RISK FACTORS

     You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing the Company . Additional risks and uncertainties not presently known to the Company or that the Company currently believes are immaterial may also impair the Company ’s business operations. If any of the following risks actually occur, the Company’s business, financial condition or results of operations could be materially adversely affected, the value of the Company common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO THE BUSINESS AND FINANCIAL CONDITION

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease ongoing business operations.

     We are in the “developmental” stage of business and have yet to commence any substantive commercial operations. We have no history of revenues from operations. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. We have a limited operating history and must be considered in the developmental stage. Success is significantly dependent on a successful drilling, completion and production program. Operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the developmental stage and potential investors should be aware of the difficulties normally encountered by enterprises in this stage. If the business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in the company .

As properties are in the exploration stage, there can be no assurance that we will establish commercial discoveries on the properties.

     Exploration for economic reserves of oil and gas is subject to a number of risk factors. Few properties that are explored are ultimately developed into producing oil and/or gas wells . Our properties are in the exploration stage only and with the exception of one currently drilled and producing well on our property, we have not yet begun production. We may not establish commercial discoveries on any of the properties. Failure to make commercial discoveries on any of these properties would prevent our company from earning revenue and could lead to the failure of our business.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

     Our performance largely depends on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Our continued ability to compete effectively depends on our ability to attract new technology developers and to retain and motivate our existing contractors. Failure to attract and retain qualified personnel could result in a slower and less efficient development of our company.

We will need significant additional capital, which we may be unable to obtain.

     Our capital requirements will be significant. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to continue our operations, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain additional financing, our exploration activities will be curtailed. To date, the majority of expenses have been paid directly by the President or Vice-President. If either party elects to cease paying operating expenses, and the Company is unsuccessful in obtaining outside financing, the Company may not be able to continue its existence.

Our independent auditors have expressed doubt about our ability to continue as a going concern, and the amounts recorded in our financial statements may require adjustments if the assumption that the entity is a going concern proves untrue, which may hinder our ability to obtain future financing

     Our independent auditors stated that our financial statements were prepared assuming that we would continue as a going concern, As a result of the going concern qualification, we may find it much more difficult to obtain financing in the future, if required. Further, any financing we do obtain may be on less favorable terms. Moreover, if the Company should fail to continue as a going concern, there is a risk of total loss of any monies invested in the Company , and it is also possible that, in such event, our shares, including those registered hereby would be of little or no value.

Failure to properly manage our potential growth would be detrimental to our business.

     Any growth in our operations will place a significant strain on our resources and increase demands on our management and on our operational and administrative systems, controls and other resources. There can be no assurance that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. We may fail to adequately manage our anticipated future growth. We will also need to continue to attract, retain and integrate personnel in all aspects of our operations. Failure to manage our growth effectively could hurt our business.

We are a new entrant into the oil and gas exploration and development industry without profitable operating history

     Since inception, activities have been limited to organizational efforts, obtaining working capital and acquiring and developing a very limited number of properties. As a result, there is limited information regarding property related production potential or revenue generation potential. As a result, future revenues may be limited or non-existent.

     The business of oil and gas exploration and development is subject to many risks. The potential profitability of oil and natural gas properties if economic quantities are found is dependent upon many factors and risks beyond our control, including, but not limited to: (i) unanticipated ground conditions; (ii) geological problems; (iii) drilling and other processing problems; (iv) the occurrence of unusual weather or operating conditions and other force majeure events; (v) lower than expected reserve quantities; (vi) accidents; (vii) delays in the receipt of or failure to receive necessary government permits; (viii) delays in transportation; (ix) labor disputes; (x) government permit restrictions and regulation restrictions; (xi) unavailability of materials and equipment; and (xii) the failure of equipment or drilling to operate in accordance with specifications or expectations.

Drilling operations may not be successful which would harm our ability to operate

     There can be no assurance that future drilling activities will be successful, and we cannot be sure that overall drilling success rate or production operations within a particular area will ever come to fruition and, if it does, will not decline over time. We may not recover all or any portion of the capital investment in the wells or the underlying leaseholds.

Unsuccessful drilling activities would have a material adverse effect upon results of operations and financial condition. The cost of drilling, completing, and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations including: (i) unexpected drilling conditions; (ii) pressure or irregularities in geological formations; (iii) equipment failures or accidents; (iv) adverse weather conditions; and (iv) shortages or delays in availability of drilling rigs and delivery of equipment. If we are unable to successfully drill for natural gas, we will not have revenue and in turn, the company could fail.

Production initiatives may not prove successful which could have a material adverse effect upon our operations

     The shales from which we intend to produce natural gas frequently contain water, which may hamper the ability to produce gas in commercial quantities. The amount of natural gas that can be commercially produced depends upon the rock and shale formation quality, the original free gas content of the shales, the thickness of the shales, the reservoir pressure, the rate at which gas is released from the shales, and the existence of any natural fractures through which the gas can flow to the well bore. However, shale rock formations frequently contain water that must be removed in order for the gas to detach from the shales and flow to the well bore. The ability to remove and dispose of sufficient quantities of water from the shales will determine whether or not we can produce gas in commercial quantities.

     There is no guarantee that the potential drilling locations we have or acquire in the future will ever produce natural gas, which could have a material adverse effect upon the results of operations.

Prospects that we decide to drill may not yield natural gas or oil in commercially viable quantities which could have a material adverse effect upon our operations

     Prospects are in various stages of preliminary evaluation and assessment and we have not reached the point where we will decide to drill at all on the subject prospects. The use of seismic data, historical drilling logs, offsetting well information, and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling and testing whether natural gas will be present or, if present, whether natural gas or oil will be present in sufficient quantities or quality to recover drilling or completion costs or to be economically viable. In sum, the cost of drilling, completing and operating any wells is often uncertain and new wells may not be productive.

If production results from operations, we are dependent upon transportation and storage services provided by third parties

     We will be dependent on the transportation and storage services offered by various interstate and intrastate pipeline companies for the delivery and sale of gas supplies. Both the performance of transportation and storage services by interstate pipelines and the rates charged for such services are subject to the jurisdiction of the Federal Energy Regulatory Commission or state regulatory agencies. An inability to obtain transportation and/or storage services at competitive rates could hinder processing and marketing operations and/or affect sales margins.

The potential profitability of oil and gas ventures depends upon factors beyond the control of our company

     The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect financial performance.

     Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic in the event that water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. The marketability of oil and gas which may be acquired or discovered will be affected by numerous factors beyond our control. These factors include the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental regulations. These factors cannot be accurately predicted and the combination of these factors may result in our company not receiving an adequate return on invested capital.

The oil and gas industry is highly competitive and there is no assurance that we will be successful in acquiring new leases

     The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. We cannot predict if the necessary funds can be raised or that any projected work will be completed. With the increased competition for mineral rights leases, we cannot say with certainty that we will be able to expand beyond the current 1500 acres we currently hold. If we are unable to acquire further leaseholds, our drilling activities will be restricted to the acreage we currently maintain, which will in turn limit our growth and revenue.

Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company

     Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, state or local authorities may be changed and any such changes may have material adverse effects on activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain operations.

Exploration activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of operations

     In general, exploration activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

     We believe that our operations comply, in all material respects, with all applicable environmental regulations. Our operating partners maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks.

Exploratory drilling involves many risks and we may become liable for pollution or other liabilities which may have an adverse effect on financial position

     Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. We may become subject to liability for pollution or hazards against which we cannot adequately insure or which we may elect not to insure. Incurring any such liability may have a material adverse effect on financial position and operations.

Any change to government regulation/administrative practices may have a negative impact on the ability to operate and profitability.

     The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business.

     The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate profitably.

RISKS RELATED TO COMMON STOCK

There is currently no trading market for our common stock, and liquidity of shares of our common stock is limited.

     There is no established public trading market for our securities. Hence, there is no central place, such as a stock exchange or electronic trading system, to resell your common stock. If you want to resell your shares, you will have to locate a buyer and negotiate your own sale. It is our plan to utilize a market maker who will apply to have our common stock quoted on the Over the Counter Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents FINRA which operates the Over the Counter Bulletin Board, no can there be any assurance that such an application for quotations will be approved or that a regular trading market will develop or that if developed, will be sustained. IN the absence of a trading market, an investor will be unable to liquidate his investment except by private sale.

     Failure to develop or maintain a trading market could negatively affect its value and make it difficult or impossible for you to sell your shares. Even if a market for common stock does develop, the market price of common stock may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

Should our stock become listed on the OTC Bulletin Board, if we fail to remain current on our reporting requirements, we could be removed form the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities in the secondary market

     Companies trading on the Over the Counter Bulletin Board, such as we are seeking to become, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get relisted on the OTC Bulletin Board, which may have an adverse material effect on the Company.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our common stock.

     We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Authorization of preferred stock.

     Our Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company . Although we have no present intention to issue any shares of our authorized preferred stock, there can be no assurance that the Company will not do so in the future.

The Company arbitrarily determined the offering price and terms of the Shares offered through this Prospectus

     The price of the Shares has been arbitrarily determined and bears no relationship to the assets or book value of the Company , or other customary investment criteria. No independent counsel or appraiser has been retained to value the Shares, and no assurance can be made that the offering price is in fact reflective of the underlying value of the Shares offered hereunder. Each prospective investor is therefore urged to consult with his or her own legal counsel and tax advisors as to the offering price and terms of the Shares offered hereunder.

The Shares are an illiquid investment and transferability of the Shares is subject to significant restriction

     There are substantial restrictions on the transfer of the Shares. Therefore, the purchase of the Shares must be considered a long-term investment acceptable only for prospective investors who are willing and can afford to accept and bear the substantial risk of the investment for an indefinite period of time. There is not a public market for the resale of the Shares. A prospective investor, therefore, may not be able to liquidate its investment, even in the event of an emergency, and Shares may not be acceptable as collateral for a loan.

Our shares are subject to the U.S. “Penny Stock” Rules and investors who purchase our shares may have difficulty reselling their shares as the liquidity of the market for our shares may be adversely affected by the impact of the “Penny Stock” Rules.

     Our stock is subject to U.S. “Penny Stock” rules, which may make the stock more difficult to trade on the open market. Our common shares are not currently traded on the OTCBB, but it is the Company’s plan that the common shares be quoted on the OTCBB. A “penny stock” is generally defined by regulations of the U.S. Securities and Exchange Commission (“SEC”) as an equity security with a market price of less than US$5.00 per share. However, an equity security with a market price under US$5.00 will not be considered a penny stock if it fits within any of the following exceptions:

(i)	the equity security is listed on NASDAQ or a national securities exchange;
(ii)	the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least US$5,000,000, or (b) average annual revenue of at least US$6,000,000; or
(iii)	the issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least US$2,000,000.

Our common stock does not currently fit into any of the above exceptions.

     If an investor buys or sells a penny stock, SEC regulations require that the investor receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock will be subject to Rule 15g-9 of the Exchange Act, which relates to non-NASDAQ and non-exchange listed securities. Under this rule, broker/dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share. Since our common stock is currently deemed penny stock regulations, it may tend to reduce market liquidity of our common stock, because they limit the broker/dealers’ ability to trade, and a purchaser’s ability to sell, the stock in the secondary market.

     The low price of our common stock has a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock also limits our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of certain institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker’s commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, the Company ’s shareholders may pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this Registration Statement that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	our ability to attract and retain management;
•	our growth strategies;
•	anticipated trends in our business;
•	our future results of operations;
•	our ability to make or integrate acquisitions;
•	our liquidity and ability to finance our acquisition and development activities;
•	the timing, cost and procedure for proposed acquisitions;
•	the impact of government regulation;
•	estimates regarding future net revenues;

•	planned capital expenditures (including the amount and nature thereof);
•	estimates, plans and projections relating to acquired properties;
•	our financial position, business strategy and other plans and objectives for future operations;
•	the possibility that our acquisitions may involve unexpected costs;
•	competition;
•	the ability of our management team to execute its plans to meet its goals;
•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we business, that may be less favorable than expected; and
•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may impact our businesses, operations and pricing.

     All written and oral forward-looking statements made in connection with this Form S-1/A that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

     The pricing of the Shares has been arbitrarily determined and established by the Company. No independent accountant or appraiser has been retained to protect the interest of the investors. No assurance can be made that the offering price is in fact reflective of the underlying value of the Shares. Each prospective investor is urged to consult with his or her counsel and/or accountant as to offering price and the terms and conditions of the Shares. Factors to be considered in determining the price include the amount of capital expected to be required, the market for securities of entities in a new business venture, projected rates of return expected by prospective investors of speculative investments, the Company ’s prospects for success and prices of similar entities.

DILUTION

     Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

     The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. The selling shareholders will offer their shares at $0.35 per share until the Company’s shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders . Seven selling shareholders acquired an aggregate of 58,572 shares at a price of $0.35 per share through a private placement completed in October 2008 pursuant to an exemption under Regulation D and/ or section 4(2) of the Securities Act of 1933. The remainder of the selling shareholders acquired their shares pursuant to an exemption to section 4(2) of the Securities Act of 1933 as compensation for services provided to the Company and in exchange for land rights . We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders. No selling shareholders are broker-dealers or affiliates of broker-dealers.

	Beneficial	Percentage of	Shares of	Beneficial
	Ownership	Common Owned	Common	Ownership	Percentage of Common
	Before	Stock Before	Stock	After the	Stock Owned After
	Offering	Offering	Included in	Offering	Offering
Stockholder	(i) (ii)	(i) (ii)	Prospectus	(iii)	(iii)
Valvasone Trust (iv)	67,857	*	67,857	0	0
Troy Ison	100	*	100	0	0
Chad Gevedon	100	*	100	0	0
Brad Gevedon	100	*	100	0	0
Nellie Johnson	100	*	100	0	0
Eva Bailey	100	*	100	0	0
Daniel Hager	100	*	100	0	0
Jerry Eagle	100	*	100	0	0
Charles Ray Bailey	100	*	100	0	0
Clayton Norris	1,142	*	1,142	0	0
Dave Matheny	5,714	*	5,714	0	0
High Yield Orange (v)	1,429	*	1,429	0	0
Anthony Frederick	100	*	100	0	0
Ed Tyson	14,286	*	14,286	0	0
Robert Railey	7,143	*	7,143	0	0
John Haugabook	2,500	*	2,500	0	0
Matthew Troster	10,000	*	10,000	0	0
Capital Path Securities (vi)	100,000	*	100,000	0	0
B&S Land (vii)	2,500	*	2,500	0	0
Arthur Cox III	10,000	*	10,000	0	0
Vera F. Baker Trust (viii)	10,000	*	10,000	0	0
Lloyd Russel Vaughn	10,000	*	10,000	0	0
TOTAL	243,471		243,471	0	0

*	= Less than 1% of the 12,239,951 shares outstanding
** = If all securities registered are sold, 11,996,480 shares will remain outstanding

(i) These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time); none of the selling stockholders are broker-dealers.

(ii ) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The percentage of shares owned by each selling stockholder is based on 12,239,951 shares issued and outstanding as of January 5, 2009

(iii ) Assumes that all securities registered will be sold.

(iv) Richard Poythress has voting and dispositive power over the shares of common stock held by Valvasone Trust.

(v) Dave Matheny has voting and dispositive power over the shares of common stock held by High Yield Orange.

(vi) William Davis has voting and dispositive power over the shares of common stock held by Capital Path Securities.

(vii) Robert Trimble has voting and dispositive power over the shares of common stock held by B&S Land.

(viii) Mike Baker has voting and dispositive power over the shares of common stock held by the Vera F. Baker Trust.

PLAN OF DISTRIBUTION

     The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;
•	facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

     The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

     The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

     If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

DESCRIPTION OF SECURITIES

     Our authorized capital consists of 50,000,000 shares of common stock, par value $.001 per share (the “Common Stock”) and 5,000,000 are shares of preferred stock, par value $.001 per share (the “Preferred Stock”). At the close of business on January 5, 2009, the Company had 12, 239,951 shares of Common Stock issued and outstanding.

Common Stock

     Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company ’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

     Holders of the Company ’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company ’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company ’s common stock.

In April 2008, the Board of Directors approved a 1,000:1 forward stock split .

Preferred Stock

     Our Articles of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of its authorized preferred stock, there can be no assurance that the Company will not do so in the future

Options and Warrants

None.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Olde Monmouth Stock Transfer Co. Inc., 200 Memorial Parkway, Atlantic Highlands, NJ 07716

INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP (“SRFF”), 61 Broadway, 32 nd Fl., New York, NY 10006. SRFF owns a total of 1,250,000 shares which were issued to SRFF in consideration for legal services provided to the Company . None of the shares held by SRFF are being registered pursuant to this registration statement.

DESCRIPTION OF BUSINESS

Overview

     Adventure Energy was organized as a Florida Corporation on March 28, 2008. As discussed further below, Adventure Energy is in the oil and natural gas industry and is engaged in exploration, development and production activities in the Appalachian Basin, particularly in Morgan County, Kentucky and Wayne County, West Virginia. Our business activities focus primarily on the drilling and acquisition of proven developed and underdeveloped proprieties and on the enhancement and development of these properties.

     We presently operate oil and gas leaseholds in which we own a majority of the working interest (in excess of 75% net revenue) and own and operate a gas gathering system in Morgan County, Kentucky which gathers natural gas from its wells. In Morgan County, we initiated a four well “Drilling Program” for our leasehold acreage in Morgan County, Kentucky called the “West Liberty Quad” Drilling Program. Our company has selectively leased acreage in Kentucky for future drilling, and continues to acquire adjacent leaseholds to further our exploration and development in the area.

Area of Operations

     Appalachia is surrounded by major natural gas markets in the northeastern United States. This proximity to a substantial number of large commercial and industrial gas markets, including natural gas powered electricity plants, coupled with the relatively stable nature of Appalachian production and the availability of transportation facilities has resulted in generally higher wellhead prices for Appalachian natural gas than those prices available in the Gulf Coast and Mid-continent regions of the United States. Appalachia includes portions of Ohio, Pennsylvania, New York, West Virginia, Kentucky and Tennessee. Although Appalachia has sedimentary formations indicating the potential for deposits of gas and oil reserves to depths of 30,000 feet or more, most production in the Basin has been from wells drilled to a number of relatively shallow blanket formations at depths of 1,000 to 7,500 feet. These formations are generally characterized by long-lived reserves that produce for more than 20 years. The drilling success rates of other operators drilling to these formations historically have exceeded 90%.

     Long production life and high drilling success rates to these shallow formations has resulted in a highly fragmented, extensively drilled, low technology operating environment in Appalachia. As a result, there has been limited testing or development of productive and potentially productive formations at deeper depths. Although our management believes that significant exploration and development opportunities may exist in these deeper, less developed formations for those operators with the capital and technical expertise, we will not engage in drilling to such depths unless as part of a program in which investors put up substantially all the funds needed.

Cash Requirements

     The capital raised from the completed private placements will satisfy our current capital requirements through years end. To initiate and complete our 4-well drilling program in Morgan County, KY, we will enter into partnerships or joint ventures with accredited investors.

     We will require additional funds to drill wells on the leasehold property over the next 12 months. We anticipate that we will require up to approximately $2,000,000 to fund continued operations for the next twelve months, depending on revenue, if any, from operations. Additional capital will be required to effectively support the operations and to otherwise implement overall business strategy. We currently do not have any contracts or commitments for additional financing. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict the ability to grow and may reduce the ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail drilling and development plans and possibly cease operations. Any additional equity financing may involve substantial dilution to then existing shareholders.

Discussion of our business

     Our business strategy is to economically increase reserves, production, and the sale of natural gas and oil from existing and acquired properties in the Appalachian Basin and elsewhere, in order to maximize shareholders' return over the long term. Our strategic location in Kentucky enables us to actively pursue the acquisition and development of producing properties in that area that will enhance our revenue base without proportional increases in overhead costs.

     We expect to generate long-term reserve and production growth through drilling activities and further acquisitions. We believe that our management’s experience and expertise will enable us identify, evaluate, and develop natural gas projects. The Company ’s leasehold is directly adjacent to producing wells. The Eastern Kentucky acreage is located in the middle of several ongoing aggressive drilling projects by several mid-major energy companies. One well on the approximately 1,500 acres in Eastern Kentucky is currently producing. We anticipate that we will execute an acquisition of a 12,000 acre leasehold block in West Virginia that includes 40 producing gas wells.

     We have acquired and intend to acquire additional producing oil and gas property rights where we believe significant additional value can be created. Our Management is primarily interested in developmental properties where some combination of these factors exist: (1) opportunities for long production life with stable production levels; (2) geological formations with multiple producing horizons; (3) substantial exploitation potential; and (4) relatively low capital investment production costs.

Licenses

     We hold licenses to operate in the state of Kentucky. We also hold a Gathering Line Operators License in the state of Kentucky. We received approval from the Kentucky Department of Energy Development and Independence Division of Oil and Gas Resources to control the oil well we acquired from Tackett & Sons Drilling Contractors, Inc.

Research & Development

     For 2008 fiscal year, we spent approximately $5,000 for research and development, most of which was spent for Fracture Maps and Topographic Maps. Since our inception, we have not drilled any new wells. Our expenditures have primarily related to the acquisition of the one producing well and the acquisition of new leases.

Compliance Expenses

     Our company incurs annual expenses to comply with state and federal licensing requirements. We estimate these costs to be under $2,000 per year. Once we begin our “turnkey” drilling, we anticipate annual expenditures of approximately $12,000 per well related to environmental costs including water drainage and land development. It is difficult to estimate these environmental expenses while we are still a development state company as they are largely dependent on many factors for each drilled well. See “Government Regulation” and “Environmental Regulation” below.

Natural Gas Demand

According to the United States Department of Energy InfoCard for 2007 , the United States currently dependent on natural gas for approximately 23% of its total primary energy requirements 1 With its large commitment to the use of natural gas, particularly in the electricity sector, the U.S. now finds itself with a supply shortage at a time of increased demand. According to the US Annual Energy Outlook 2008, total natural gas consumption is expected to grow to a peak of 23.8 trillion cubic feet in 2016 from 21.7 trillion cubic feet in 2006 2

Consumption of natural gas in the residential, commercial, and industrial sectors is influenced by general economic trends, not just fuel prices. Increased consumption is projected across all natural gas sectors between the years 2006 and 2030 [3] The industrial sector is projected to experience growth in consumption, from 7.6 trillion cubic feet in 2006 to 8.1 trillion cubic feet in 2030 [4] Growth is also predicted in the residential and commercial sectors, from 7.2 trillion cubic feetin 2006 to 8.8 trillion cubic feet in 2030 5

The demand for natural gas is influenced in part by economic conditions. According to AEO2008 projections, the largest variation of demands for natural gas depends on the prices in the electric power sector 6 Under projections that assume electric sector prices remain high, natural gas generated capacity will increase by 65.4 gigawatts between 2007 and 2030 [7] If prices remain low, the capacity is expected to increase by 131.1 gigawatts within that same period 8

     Natural gas demand is also sensitive to prices of other fuels. The electric power sector can substitute consumption of gas for other fuels like coal when prices of natural gas are high. In contrast, the commercial, residential, industrial and transportation sectors do not have the same ability to easily switch fuel sources and are less sensitive to price variation.

Natural Gas Supply

     According to US Government statistics provided to the Energy Information Administration, the US natural gas production is increasing at a rapid pace. After 9 years without net growth in this sector, there was a 3 percent increase in production between the first quarter of 2006 and the first quarter of 2007, and a 9 percent increase between the first quarter of 2007 and the first quarter of 2008. Contributing to this increase is a growth in supplies across the lower 48 states. Improved technology now allows for the horizontal drilling of wells, a method of “unconventional” drilling, instead of the traditional vertical wells, and this allows companies to tap supplies in geographic formations like shale. AEO2008 data anticipates an increase in “unconventional” production from 8.5 trillion cubic feet in 2006 to 9.5 trillion cubic feet in 2030 . 9 The same report also predicts a decrease in conventional natural gas production from 6.6 trillion cubic feet in 2006 to 4.4 trillion cubic feet in 2030. 10

     Natural gas prices are expected to rise through 2030. According to the E.I.A., in 2006, natural gas prices were an average of $6.40 per thousand cubic feet and in 2007, the average was $6.30. Adjusting for inflation, prices are projected to rise to $5.32 per thousand cubic feet in 2016 and rise to $6.63 per thousand cubic feet in 2030 . 11 The reason for the decline in prices before 2016 is the increased development without a projected matching increase in consumption.

     The US relies primarily on the natural gas it produces domestically, but also imports a smaller percentage from other countries. In 2007, the U.S. consumed 23,057,589 million cubic feet of natural gas. In that year, the U.S. imported 4,602,035 million cubic feet of natural gas, and 3,777,161 million cubic feet was from Canada.

Labor and Other Supplies

     We contract all labor for the development of leasehold acreage in preparation for drilling, as well as the drilling and completion crews. We purchase all supplies, including but not limited to the steel casing for each well, valves, regulators, 1”, 2”, 3” gathering lines, and all other supplies from local distributors. In times of heavy demand, such as when many other local natural gas producers are drilling, we may have difficulty obtaining supplies in a timely fashion. Also during times of heavy demand, prices for our drilling supplies are escalated, therefore affecting our profit margins.

Commodity Price Volatility

     Oil and natural gas prices are volatile and subject to a number of external factors. Prices are cyclical and fluctuate as a result of shifts in the balance between supply and demand for oil and natural gas, world and North American market forces, conflicts in Middle Eastern countries, inventory and storage levels, OPEC policy, weather patterns and other factors. OPEC supply curtailment, tensions in the Middle East, increased demand in China and low North American crude stocks have kept crude oil prices high. Natural gas prices are greatly influenced by market forces in North America since the primary source of supply is contained within the continent.

     Market forces include the industry’s ability to find new production and reserves to offset declining production, economic factors influencing industrial demand, weather patterns affecting heating demand and the price of oil for fuel switching.

[1] The United States Department of Energy InfoCard for 2007 is available on the internet at http://www.eia.doe.gov/neic/brochure/infocard01.htm .
[2] The US Annual Energy Outlook 2008 is available at http://www.eia.doe.gov/oiaf/aeo /.
[3] This information is from the US Energy Outlook 2008 with Projections to 2030 at http://www.eia.doe.gov/oiaf/aeo/gas.html

[4]	Id.
[5]	Id.
[6]	Id.
[7]	Id.
[8]	Id.
[9]	Id.
[10]	Id.
[11]	Id.

Seasonality

     The exploration for oil and natural gas reserves depends on access to areas where operations are to be conducted. Seasonal weather variations, including freeze-up and break-up affect access in certain circumstances. According to the American Petroleum Institute, more than 60 million U.S. households use natural gas for water heating, space heating, or cooking. In total, natural gas accounts for more than 50 percent of the fuel used to heat U.S. homes. Residential and commercial heating demand for natural gas is highly weather-sensitive, making weather the biggest driver of natural gas demand in the short term. As a result, natural gas demand is highly “seasonal” in nature, with significant “peaks” in the winter heating season.

     Seasonality and the natural gas in storage also play a prominent role in natural gas prices. Because natural gas consumption is seasonal but production is not, natural gas inventories are built during the summer for use in the winter. This seasonality leads to higher winter prices and lower summer prices. In addition, inventories above the seasonal average depress prices, and inventories below the seasonal average boost prices.

Governmental Regulation

     Operations are or will be subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells; maintaining bonding requirements in order to drill or operate wells; implementing spill prevention plans; submitting notification and receiving permits relating to the presence, use and release of certain materials incidental to oil and gas operations; and regulating the location of wells, the method of drilling and casing wells, the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities, surface usage and the restoration of properties upon which wells have been drilled, the plugging and abandoning of wells and the transporting of production. Operations are or will also be subject to various conservation matters, including the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in a unit, and the unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases, which may make it more difficult to develop oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally limit the venting or flaring of gas, and impose certain requirements regarding the ratable purchase of production. The effect of these regulations is to limit the amounts of oil and gas we may be able to produce from the wells and to limit the number of wells or the locations at which we may be able to drill.

     Business is affected by numerous laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the oil and gas industry. We plan to develop internal procedures and policies to ensure that operations are conducted in full and substantial environmental regulatory compliance.

     Failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could have a material adverse effect on business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on future operations.

     We believe that operations comply in all material respects with applicable laws and regulations and that the existence and enforcement of such laws and regulations have no more restrictive an effect on operations than on other similar companies in the energy industry. We do not anticipate any material capital expenditures to comply with federal and state environmental requirements.

Environmental Regulation

     The oil and gas industry is extensively regulated by federal, state and local authorities. The scope and applicability of legislation is constantly monitored for change and expansion. Numerous agencies, both federal and state, have issued rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for noncompliance. To date, these mandates have had no material effect on our capital expenditures, earnings or competitive position.

     Legislation and implementing regulations adopted or proposed to be adopted by the Environmental Protection Agency and by comparable state agencies, directly and indirectly, affect our operations. We are required to operate in compliance with certain air quality standards, water pollution limitations, solid waste regulations and other controls related to the discharging of materials into, and otherwise protecting the environment. These regulations also relate to the rights of adjoining property owners and to the drilling and production operations and activities in connection with the storage and transportation of natural gas and oil.

     We may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed operations may have upon the environment. Requirements imposed by such authorities could be costly, time-consuming and could delay continuation of production or exploration activities. Further, the cooperation of other persons or entities may be required for us to comply with all environmental regulations. It is conceivable that future legislation or regulations may significantly increase environmental protection requirements and, as a consequence, our activities may be more closely regulated which could significantly increase operating costs. However, management is unable to predict the cost of future compliance with environmental legislation. As of the date hereof, management believes that we are in compliance with all present environmental regulations. Further, we believe that our oil and gas explorations do not pose a threat of introducing hazardous substances into the environment. If such event should occur, we could be liable under certain environmental protection statutes and laws. We presently carry insurance for environmental liability

     Our exploration and development operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes the requirement of permits for the drilling of wells, the regulation of the location and density of wells, limitations on the methods of casing wells, requirements for surface use and restoration of properties upon which wells are drilled, and governing the abandonment and plugging of wells. Exploration and production are also subject to property rights and other laws governing the correlative rights of surface and subsurface owners.

     We are subject to the requirements of the Occupational Safety and Health Act, as well as other state and local labor laws, rules and regulations. The cost of compliance with the health and safety requirements is not expected to have a material impact on our aggregate production expenses. Nevertheless, we are unable to predict the ultimate cost of compliance.

Competition

     We are in direct competition with numerous oil and natural gas companies, drilling and income programs and partnerships exploring various areas of the Appalachian Basin and elsewhere competing for customers. Several of our competitors are large, well-known oil and gas and/or energy companies, but no single entity dominates the industry. Many of our competitors possess greater financial and personnel resources, sometimes enabling them to identify and acquire more economically desirable energy producing properties and drilling prospects than us. We are more of a regional operator, and have the traditional competitive strengths of one, including recently established contacts and in-depth knowledge of the local geography. Additionally, there is increasing competition from other fuel choices to supply the energy needs of consumers and industry. Management believes that there exists a viable market place for smaller producers of natural gas and oil and for operators of smaller natural gas transmission systems.

Employees

     As of the date of this Prospectus, we had two full time employees, including President, and Vice President. We plan to expand our management team within the next 6-12 months to include a Chief Operations Officer, Field Operations Supervisor, and Administration officer. We currently utilize several outside firms to locate mineral rights for possible leaseholds, as well as for potential acquisition targets. We use independent consultants who provide us, among other things, with technical support and accounting services. We consider our relations with our employees to be good.

Dividends

     We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Report to Shareholders

     As a result of this offering, and the effectiveness of this registration statement, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file current reports, periodic reports, annual reports, proxy statements, and other information with the Securities and Exchange Commission, as required.

DESCRIPTION OF PROPERTY

Leases for Company Headquarters

Our corporate headquarters are located in leased office space at 6 th Street S. Suite 600, St. Petersburg, Florida. We entered into a three-year lease for this property on February 1, 2008 and the term will commence on April 1, 2008. The annual rent is $6,000. The lease includes a right to renew for one additional three-year period commending April 1, 2011, upon the same terms adjusted for changes in the Consumer Price Index

Leased Acreage for Drilling Program

     Our exploration and development activities have primarily involved the acquisition of proved developed and undeveloped gas properties and the drilling and development of such properties. In addition to leaseholds on approximate 1500 acres, we have obtained the right of ways to initiate a four well drilling program in the White Oak Quad in Morgan County. We plan to initiate drilling six to ten wells in the Caney Quad leasehold acreage in Morgan County by years end. The following tables set forth information as of the date of this Prospectus regarding properties in which we have a working interest and information about our developed and undeveloped natural gas acreage.

Morgan County, Kentucky

Lease
		MR			Price
# of Acres	Farm Name	Owner	Date Acquired	Quad	(1)
115	Troy Ison	Troy Ison	Mar-08	White Oak	0
50	Brad Gevedon	Brad Gevedon	Mar-08	West Liberty	$3,$1,$1
70	Chad Gevedon	Chad Gevedon	Mar-08	West Liberty	$3,$1,$1
75	Nellie Johnson	Nellie Johnson	Mar-08	West Liberty	$3,$1,$1
403	Eva Bailey	Eva Bailey	Apr-08	West Liberty	$3,$1,$1
10	Robert Hopkins	Robert Hopkins	May-08	West Liberty	$3,$1,$1
150	Daniel Hager	Daniel Hager	Jun-08	Caney	$3,$1,$1
400	Jerry Eagle	Jerry Eagle	Jun-08	Caney	$3,$1,$1
85	Robert Niece	Robert Niece	Jul-08	White Oak	$3,$1,$1
100	Robert Niece	Robert Niece	Jul-08	White Oak	$3,$1,$1

Total = 1458

(1) All of the above leases remain in effect for a three-year term The leasor of the property is paid an initial payment of $3.00 per acre for the first year If we do not explore and develop the acreage, the leasor will be paid $1.00 per acre for each of the second and third year of the lease If we do explore and develop at least one producing well on the leased property, we will pay the leasor a 12.5 percent royalty fee for all marketed gas of the price received at the wellhead or the meter station The Company has a 100 percent working interest in the leases .

Rights of Way to Access Leaseholds

# of Acres	Farm Name	Date Acquired	County/Quad	Payment
150	Jackie Lykins	6/14/2008	Morgan/White Oak	$500.00
75	Charles Ray Bailey	6/14/2008	White Oak	$1.00 per ft
100	K.H. Risner	6/14/2008	White Oak	$1.00 per ft
200	Anthony Fredrick	6/14/2008	White Oak	$1.00 per ft
200	Jesse Reed	7/1/2008	White Oak	$1.00 per ft

     In addition to the above listed properties, we are in negotiations to acquire a natural gas company in West Virginia. This acquisition would add approximately 12,000 acres including 40 producing wells to its drilling acreage. There can be no assurance that we will be able to consummate such acquisition or that it will be consummated on terms that are favorable to us.

Wells

     In March 2008, the Company acquired the Troy Ison #1 well located in the "White Oak Quad" of Morgan County, Kentucky for $6,000.00. The Troy Ison #1 well was drilled and completed in mid-2002. The well was completed down to the Coniferous formation in Morgan County, Kentucky. Once the appropriate state license was approved for Adventure Energy to act as an operator of wells, the well was transferred over to Adventure Energy, Inc. The Company purchased a bond in the amount of $2,000 to cover the well. Once the company acquires or drills more wells within the state of Kentucky, the company will purchase a Blanket Bond to insure against the expenses the state may incur in plugging these wells in case of abandonment.

LEGAL PROCEEDINGS

     From time to time we may be a defendant and plaintiff in various legal proceedings arising in the normal course of our business. We are currently not a party to any material pending legal proceedings or government actions, including any bankruptcy, receivership, or similar proceedings. In addition, management is not aware of any known litigation or liabilities involving the operators of our properties that could affect our operations. Should any liabilities be incurred in the future, they will be accrued based on management’s best estimate of the potential loss. As such, there is no adverse effect on our consolidated financial position, results of operations or cash flow at this time. Furthermore, Management of the Company does not believe that there are any proceedings to which any director, officer, or affiliate of the Company , any owner of record of the beneficially or more than five percent of the common stock of the Company , or any associate of any such director, officer, affiliate of the Company , or security holder is a party adverse to the Company or has a material interest adverse to the Company .

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATION

Overview

Adventure Energy, Inc. (the “Company”) began operations on March 28, 2008 and is engaged in the natural gas and oil industry focusing on production, exploration, and development. The Company operates gas wells in which they own the majority of the working interest and is presently constructing a gas gathering system to gather natural gas from the wells for delivery to an end recipient. The Company has a leasehold on 1,500 acres in addition to rights of way and is presently expanding its land interests in Kentucky and into West Virginia. We have not generated any income since inception, and as of the quarter ended September 30, 2008 we have incurred a net loss of $509,734 .

     The Company expects to generate long-term reserve and production growth through drilling activities and further acquisitions. The Company believes that its management’s experience and expertise will enable it to identify, evaluate, and develop its natural gas projects. The Company has secured a 100% net revenue interest in a leasehold in Eastern Kentucky covering 1500 acres targeting gas extraction from the Devonian Shale. Approximately 20-30 drilling locations are on this lease and the wells will be from 1,500-2,800 feet vertically. The leasehold is directly adjacent to producing wells.

     Devonian shales are formed from the mud of shallow seas that existed about 350 million years ago (during the Devonian period of the Paleozoic era). Shale is a very fine-grained sedimentary rock, which is easily breakable into thin, parallel layers. It is a very soft rock, but does not disintegrate when it becomes wet. These shales can contain natural gas, usually when two thick, black shale deposits ’sandwich’ a thinner area of shale. Because of some of the properties of these shales, the extraction of natural gas from shale formations is more difficult (and thus expensive!) than extraction of conventional natural gas. Most of the natural gas containing Devonian shale in the U.S. is located around the Appalachian Basin. Although estimates of the amount of natural gas contained in these shales are high, it is expected that only about 10 percent of the gas is recoverable. However, their potential as a natural gas supply is still very promising, given an adequate technological and economic environment.

The upper Devonian shales of the Appalachian Basin Appalachian Basin, which is known by different names in different areas, have produced gas since the early 20th century. The main producing area straddles the state lines of Virginia, West Virginia and Kentucky but extends through central Ohio and along Lake Erie into the panhandle of Pennsylvania . More than 20,000 wells produce gas from Devonian shales in the basin. The shale is most commonly produced is the Chattanooga Shale, also called the Ohio Shale. The US Geological Survey estimated a total resource of 12.2 trillion cubic feet (350 km3) of natural gas in Devonian black shales from Kentucky to New York.[12]

     The Marcellus shale in West Virginia, Pennsylvania, and New York, once thought to be “played out”, is now estimated to hold 168-516 TCF still available with horizontal drilling. [13] It has been suggested that the Marcellus shale and other Devonian shales of the Appalachian Basin, could supply the northeast U.S. with natural gas.

     We expect to generate long-term reserve and production growth through drilling activities and further acquisitions. We believe that our management’s experience and expertise will enable us to identify, evaluate, and develop natural gas projects.

     While we anticipate the majority of future capital expenditures will be expended on the drilling of wells, we intend to use our experience and regional expertise to add leasehold interests to the inventory of leases for future drilling activities, as well as property acquisitions.

Disciplined Acquisition Strategy

     We intend to acquire producing oil and gas properties where we believe significant additional value can be created. Management is primarily interested in developmental properties where some combination of these factors exist: (1) opportunities for long production life with stable production levels; (2) geological formations with multiple producing horizons; (3) substantial exploitation potential; and (4) relatively low capital investment production costs.

Leasehold Expansion

     We intend to acquire adjacent mineral rights leaseholds to further expand our block of acreage for development. We also intend to expand into Wayne County, West Virginia, to explore for leaseholds. The current rate to acquire leaseholds in Eastern Kentucky ranges from $10.00 -$50.00 per acre.

Exploitation of Properties

     We intend to maximize the value of properties through a combination of successful drilling, increasing recoverable reserves and reducing operating costs. We employ the latest technology such as directional and horizontal drilling. These methods have historically produced oil and gas at faster rates and with lower operating costs basis than traditional vertical drilling.

12 Milici, R.C., The U.S. Geological Survey Open File Report: Assessment of Undiscovered Natural Gas Resources in Devonian Black Shales, Appalachian Basin, Eastern U.S.A at http://pubs.usgs.gov/of/2005/1268 .
13 Messer, A’ndrea Elyse, Unconventional natural gas reservoir in Pennsylvania poised to dramatically increase US Production at http://www.eurekalert.org/pub_releases/2008-01/ps-ung011708.php .

Experienced and Dedicated Personnel

     We intend to maintain a highly competitive team of experienced and technically proficient employees and motivate them through a positive work environment and stock ownership. We believe that employee ownership, which may be encouraged through a stock option plan, is essential for attracting, retaining and motivating qualified personnel . While we have not yet adopted a stock option plan, we intend to do so in the near future.

Recent Developments

     We have recently staked out four locations for the drilling of wells in the Upper Devonian Shale on our 1500 acre leasehold in Morgan County, Kentucky. Recent data analysis has identified these drilling prospects and we plan to drill these initial wells to a total depth of up to 2,800 feet or to a depth sufficient to adequately test the base of the Upper Devonian Shale formation.

     We have entered into drilling commitments with one drilling company for our four proposed initial development wells. This operator is presently drilling wells in the nearby area and is prepared to start drilling at our first locations as soon as we execute final agreements with the operators, the necessary permits are submitted by an engineering firm we have retained and the funds for drilling the wells become available. This drilling company has committed to us to drill the initial four wells and to continue to work with us through our development drilling of our entire 1500 acre leasehold.

     Additionally, we have entered negotiations with one of the largest regional natural gas distributors in the Appalachian Region. The distributor will purchase the production of gas from the proposed wells to be located on our leasehold. The gas will be purchased on a delivered basis into this distributor’s utility system or the pipeline system that it manages.

     We estimate the cost of drilling each well, inclusive of land development, expansion of our gathering system, and completion of each well to be $250,000. We will attempt to joint venture this project with third parties which will pay all, or a significant portion of the costs required to explore for natural gas.

Financing Needs

     In order to fund our current drilling program, as well as future drilling programs, we rely upon partnerships and joint ventures with accredited investors. Once the Company becomes profitable, we intend to drill wells in which the Company will maintain 100% of the net revenue.

     Including the net proceeds from the recent stock offering, the Company only has sufficient funds to conduct its operations for three to six months. There can be no assurance that additional financing will be available in amounts or on terms acceptable to the Company , if at all.

     If we are not successful in generating sufficient liquidity from Company operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on the Company’s business, results of operations liquidity and financial condition.

     The Company presently does not have any available credit, bank financing or other external sources of liquidity, other than the net proceeds from the offering. Due to its brief history and historical operating losses, the Company ’s operations have not been a source of liquidity. The Company will need to obtain additional capital in order to expand operations and become profitable. In order to obtain capital, the Company may need to sell additional shares of its common stock or borrow funds from private lenders. There can be no assurance that the Company will be successful in obtaining additional funding.

     The Company will need additional investments in order to continue operations. Additional investments are being sought, but the Company cannot guarantee that it will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. The recent downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if the Company is able to raise the funds required, it is possible that it could incur unexpected costs and expenses, fail to collect significant amounts owed to it, or experience unexpected cash requirements that would force it to seek alternative financing. Further, if the Company issues additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of the Company’s common stock. If additional financing is not available or is not available on acceptable terms, the Company will have to curtail its operations.

RESULTS OF OPERATIONS

This discussion should be read in conjunction with our financial statements included elsewhere in this report.

FOR THE SIX MONTHS FROM MARCH 28, 2008 (INCEPTION) TO SEPTEMBER 30, 2008

    Revenues for the six month period from March 28, 2008 to September 30, 2008 was also $0 .  We are still a development stage company and do not expect to generate revenue until we begin active drilling and mining.

   Operating Expenses for the period from March 28, 2008 (inception) to September 30, 2008 was $509,734, which included $499,734 in selling, general, and administrative expenses incurred to develop the company and its operations.

   Net Loss for the period from March 28, 2008 (inception) to September 30, 2008 was $509, 734 and was incurred because we did not have any revenues as we devoted our resources to organizing the company, entering leases, and preparing for active mining and drilling activities.

   Liquidity and Capital Resources

       As of September 30, 2008 we had cash in the amount of $ 2,748.

     For the period from March 28, 2008 (inception) to September 30, 2008, cash provided (used) by operating activities was $ 8,752 A total of $500,982 was received from the issuance of common stock for services and leases for the period March 28, 2008 to September 30, 2008.

     For the period from March 28, 2008 (inception) to September 30, 2008, the cash used by investing activities was $6,000, which was primarily from the purchase of gas properties.

     For the period from March 28, 2008 (inception) to September 30, 2008, cash provided by financing activities was $17,500 from the issuance of common stock.

Recent Financings

     Between June and October, the Company raised $ 20,500 in private financing from accredited investors. These funds were utilized for the daily operating activities of the company. The investors purchased shares from the Company at $.35 per share. Since inception, the President and Vice-President have funded the Company’s operations.

Off Balance Sheet Arrangements:

        None.

Critical Accounting Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Effect of Recently Issued Accounting Pronouncements

     Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material affect on the accompanying financial statements

OTC Bulletin Board Considerations

     As discussed elsewhere in this registration statement, the Company ’s common stock is not currently traded on the Over the Counter Bulletin Board (“OTCBB”). To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. As of the date of this Prospectus, the Company has filed a Form 211 with FINRA

.

MANAGEMENT

Directors and Executive Officers

     Our directors and executive officers will manage our business. The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each, as of January 5, 2009. The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director will serve until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

	Name	Age	Position
Wayne Anderson		42	President and Director

Jim Anderson		68	Vice-President and Director

Wayne Anderson President and Chairman and Acting Chief Financial Officer

     Wayne Anderson has served as the President and Chairman of the Board of Adventure Energy since the incorporation of the company in March 2008. Prior to founding Adventure Energy, Wayne Anderson acted as the Managing Member and a founding partner of Around the Clock Trading & Capital Management, LLC, an investment management company, and the General Partner of Around the Clock Partners, LP from January 2000 through 2008. Through the fund Around the Clock Partners, LP, Mr. Anderson has made significant key investments within the natural resources sector. Mr. Anderson has been a vital source in negotiating and executing financing transactions for several small to mid sized companies. From June 1997 through December 1999, Mr. Anderson was a proprietary equities trader. Mr. Anderson practiced as a Podiatric physician from May 1993 through June 1997. Mr. Anderson studied biology at the University of Georgia from 1984 to 1987 and then attended the Temple University School of Podiatric Medicine (formerly the Pennsylvania College of Podiatric Medicine) where he received a doctorate of podiatric medicine (DPM) in 1991

Jim Anderson Vice President and Director

     Jim Anderson is the acting Vice President and serves as a Director of Adventure Energy. Jim Anderson has been involved in commercial and residential real estate for more than 35 years. He brings a diversified business background in mergers and acquisitions, site selection, project planning and business strategy. From June 1991 through March of 2008, Mr. Anderson served as the President of National Hotel Investment. He was responsible for negotiating and acquiring properties in the hospitality industry. Prior to Mr. Anderson’s commercial and residential real estate career, he worked at Ashland Oil for 12 years. While at Ashland Oil, he was in charge of leaseholds, land acquisitions, and site selection. Mr. Anderson attended Middle Georgia College for two quarters before leaving to serve in the US Army.

Family Relationships

Wayne Anderson is the son of Jim Anderson.

EXECUTIVE COMPENSATION

Executive Compensation

     Our executive officers have not received any compensation since the date of our incorporation, and we did not accrue any compensation.

Equity Compensation, Pension or Retirement Plans

     No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of its employees.

Audit Committee

     Presently, our Board of Directors is performing the duties that would normally be performed by an audit committee. We intend to form a separate audit committee, and plan to seek potential independent directors. In connection with our search, we plan to appoint an individual qualified as an audit committee financial expert.

Options/SARS Grants During Last Fiscal Year

None.

Directors’ Compensation

     The Company ’s directors currently serve without cash compensation. Directors receive 5,000 shares of common stock for their services per quarter.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have not entered into any transactions in which any of our directors, executive officers, or affiliates, including any member of an immediate family, had or are to have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of January 5, 2009, with respect to any person (including any “group”, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who is known to us to be the beneficial owner of more than five percent (5%) of any class of our voting securities, and as to those shares of our equity securities beneficially owned by each of our directors and executive officers and all of our directors and executive officers as a group. Unless otherwise specified in the table below, such information, other than information with respect to our directors and executive officers, is based on a review of statements filed with the Securities and Exchange commission (the “Commission”) pursuant to Sections 13 (d), 13 (f), and 13 (g) of the Exchange Act with respect to our common stock. As of January 5 , 2009, there were 12, 239,951 shares of our common stock outstanding.

     The number of shares of common stock beneficially owned by each person is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty (60) days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

     The table also shows the number of shares beneficially owned as of January 5, 2009 by each of our individual directors and executive officers, by our nominee directors and executive officers and by all our current directors and executive officers as a group.

	Common Stock
	Beneficially	Percentage of
Name of Beneficial Owner (1)	Owned	Common Stock
Sichenzia Ross Friedman Ference LLP (4)	1,250,000	10.21%
Wayne Anderson (2)(3)	7,062,473	57.70%
Jim Anderson	3,074,364	25.12%
Around the Clock Partners, LP (2)	6,000,000	49.02%
Around the Clock Trading & Capital Management, LLC (3)	1,000,000	8.17%
Officers and Directors as a Group (2 persons)	10,136,837	83.82%

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of January 5, 2009 are deemed outstanding for computing percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any person. Percentages are based on a total of shares of common stock outstanding on January 5, 2009, and the shares issuable upon exercise of options, warrants exercisable, and debt convertible on or within 60 days of January 5, 2009.

(2) Wayne Anderson is a limited partner in Around the Clock Partners, LP and has sole discretion for its investment decisions and voting and dispositive power over shares. The General Partner of Around the Clock Partners, LP is Around the Clock Trading & Capital Management LLC.

(3) Wayne Anderson is the managing member and sole owner of Around the Clock Trading & Capital Management LLC and has voting and dispositive power over the shares.

(4) Gregory Sichenzia, Marc J. Ross, Richard A. Friedman, Michael Ference, Thomas A. Rose, Jeffrey Fessler and Darrin M. Ocasio have shared voting and dispositive power over the shares of common stock held by Sichenzia Ross Friedman Ference LLP

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

OTC Bulletin Board Considerations

     As discussed elsewhere in this registration statement, the Company’s common stock is not currently traded on the Over the Counter Bulletin Board (“OTCBB”). To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made.

Holders

     As of January 5, 2009, the approximate number of stockholders of record of the Common Stock of the Company was 37.

Dividend Policy

     The Company has never declared or paid any cash dividends on its common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Certificate of Incorporation , as amended and restated, provide to the fullest extent permitted by Florida Law that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Our By-Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP (“SRFF”), 61 Broadway, 32 nd Fl., New York, NY 10006. SRFF owns a total of 1,250,000 shares which were issued to SRFF in consideration for legal services provided to the Company None of the shares held by SRFF are being registered pursuant to this registration statement.

EXPERTS

     The financial statements as of June 30, 2008 for Adventure Energy, Inc. included in this prospectus and elsewhere in the registration statement have been audited by Drakeford & Drakeford, LLC, an independent registered public accountant, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we and the selling stockholders are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

SEC registration fee	$3.35
Printing and engraving expenses	$250.00
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$5,000.00
Miscellaneous expenses	$500.00

Total	$55,753 .35

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our articles of incorporation provide that no director or officer shall be personally liable for damages for breach of fiduciary duty for any act or omission unless such acts or omissions involve intentional misconduct, fraud, knowing violation of law, or payment of dividends in violation of the Florida Corporation Code

     Our bylaws provide that we shall indemnify any and all of our present or former directors and officers, or any person who may have served at our request as director or officer of another corporation in which we own stock or of which we are a creditor, for expenses actually and necessarily incurred in connection with the defense of any action, except where such officer or director is adjudged to be liable for negligence or misconduct in performance of duty. To the extent that a director has been successful in defense of any proceeding, the Florida Corporation Code provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On March 28, 2008, the Company issued an aggregate of 10,000 shares of its common stock to Around the Clock Partners, LP, Jim Anderson and Around the Clock Trading & Capital Management at par value in exchange for an initial corporate investment of $10,000.

In June 2008, the Company issued 42,857 shares of common stock to Valvasone Trust in exchange for organizational planning and industry consulting services.

In June 2008, the Company issued an aggregate of 900 shares of common stock to nine landowners in exchange for six leases for mineral rights and two rights of way for a pipeline.

In June 2008 the Company issued 1,412 shares of common stock to Clayton Norris as compensation for consulting services.

In June and July 2008, the Company issued an aggregate of 28,572 shares of common stock at a price of $0.35 per share to four accredited investors through a private placement investment.

In July 2008, the Company issued 1,250,000 shares of common stock to Sichenzia Ross Friedman Ference LLP as compensation for legal services.

In July 2008, the Company issued 69,364 shares of common stock at a per share price of $0.25 to Jim Anderson in exchange for a capital contribution and reimbursement for expenses in the amount of $16,088.83.

The share issuance also included 5,000 shares issued as compensation for services provided as a director of the Company.

In July 2008, the Company issued 57,473 shares of common stock at a per share price of $ 0.25 to Wayne Anderson in exchange for a capital contribution and reimbursement for expenses in the amount of $13,118.46. The share issuance also included 5,000 shares issued as compensation for services provided as a director of the Company.

In July 2008, the Company issued 2,500 shares of common stock to John Haugabook in exchange for consulting services.

In July 2008, the Company issued 210,000 shares of common stock to White Oak Land and Minerals Development, LLC in connection with a development agreement for leaseholds in Kentucky and West Virginia.

In October 2008, the Company issued an aggregate of 30,000 shares of common stock at a price of $0.35 per share to three accredited investors through a private placement investment.

In October 2008, the Company issued 2,500 shares of common stock to B&S Land in connection with a leasing and mineral rights agreement.

In October 2008, the Company issued 110,000 shares of common stock to two non-affiliated parties in exchange for transfer agent and consulting services.

In October 2008, the Company issued 5,000 shares to Jim Anderson and 5,000 shares to Wayne Anderson as compensation for services provided as a director of the Company during the third quarter.

In November 2008, the Company issued 10,000 shares of common stock to Bothum Family Trust as compensation for accounting services.

In November 2008, the Company issued 25,000 shares of common stock to Valvasone Trust in exchange for consulting services.

In November 2008, the Company issued 10,000 shares of common stock to Casey Willis as compensation for consulting services.

In November 2008, the Company issued 200,000 shares of common stock to KOW Land Development, LLC in exchange for geology reports for the Company’s Kentucky leaseholds and acquisitions.

In November 2008, the Company issued 1,500 shares of common stock to Howard Matheny as compensation for consulting services.

In November 2008, the Company issued 500 shares of common stock to Jeff Griffith as compensation for accounting services.

In November 2008, the Company issued 500 shares of common stock to Blair Scanlon as compensation for services to the Company.

In November 2008, the Company issued 100,000 shares of common stock to Outdoor Assets, LLC in exchange for mineral rights research and acquisitions.

In November 2008, the Company issued 40,000 shares of common stock to Davis Management Corp. in exchange for corporate development services.

     All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of the Company or executive officers of the Company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this report on Form S-1 of Adventure Energy, Inc. for the period from March 28, 2008 (Date of Inception) to June 30, 2008 of our report dated September 5, 2009, included in its Registration Statement on Form S-1 dated October 27, 2008 relating to the financial statements for the period from March 28, 2008 (Date of Inception) to June 30, 2008 listed in the accompanying index.

/s/ Drakeford & Drakeford, LLC
Drakeford & Drakeford,LLC
New York/ New York

January 7, 2009

ADVENTURE ENERGY, INC.
(A Development Stage Company)

 BALANCE SHEET

September 30, 2008
ASSETS	$2,748
CURRENT ASSETS

PROPERTY AND EQUIPMENT
Gas properties	6,000

TOTAL ASSETS	$8,748

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES-	$0

LONG-TERM LIABILITIES	$0

STOCKHOLDERS’ EQUITY
Preferred stock authorized 5,000,000 shares, $.001 par value each. At September 30, 2008, there are no shares issued and outstanding	$0
Common stock authorized 50,000,000 shares, $.001 par value each. At September 30, 2008, there are 11,452,808 shares issued outstanding	11,453
Additional paid in capital	507,029
Deficit accumulated during the development stage	(509,734)

Total stockholders’ equity	8,748

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,748

The accompanying notes are an integral part of these statements.

Adeventure Energy Inc.
(A Development Stage Company)
STATEMENTS OF OPERATION

March 28 2008, (inception) to September 30, 2008
Revenue

Operating Expenses
Selling, general and administrative	499,734
Organizational expense	10,000

Total operating expenses	509,734

Net loss from operations	(509,734)

Other income (expenses)-interest	0

Net loss	$(509,734)

Basic and diluted loss per common share	$(.05)

Weighted average shares outstanding	10,470,578

The accompanying notes are an integral part of these statements.

ADVENTURE ENERGY, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY

	Common stock
				Deficit
				Accumulated
			Additional	During
			Paid in	Development
	Shares	Amount	Capital	Stage	Total
Issuance of common stock for cash on March 28, 2008 at par value	10,000,000	$10,000	$0	$0	$10,000
(1,000:1 forward stock split on April 1, 2008)

Issuance of common stock for leases and right of ways	900	1	314		315

Issuance of common stock for loan repayments	126,837	127	44,265		44,392

Issuance of common stock for services	1,303,642	1,304	454,971		456,275

Issuance of common stock for cash	21,429	21	7,479		7,500

Net loss for the period March 28, 2008
to September 30, 2008				(509,734)	(509,734)

Balance at September 30,2008 (Unaudited)	11,452,808	$11,453	$507,029	$(509,734)	$8,748

The accompanying notes are an integral part of these statements.

ADVENTURE ENERGY, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

March 28, 2008
(inception) to
September 30, 2008

OPERATING ACTIVITIES
Net loss	$(509,734)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Issuance of common stock for services and leases	500,982

Cash used by operating activities	(8,752)

INVESTING ACTIVITIES:
Purchase of gas properties	(6,000)

Cash used by investing activities	(6,000)

FINANCING ACTIVITIES:
Issuance of common stock for cash	17,500

Cash provided by financing activities	17,500

NET INCREASE IN CASH	2,748

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	0

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,748

Supplemental Disclosures of Cash Flow Information:
Interest	0

The accompanying notes are an integral part of these statements.

ADVENTURE ENERGY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

September 30, 2008

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

POLICIES

Nature of Operations

     Adventure Energy, Inc. (the “Company”) was incorporated in Florida on March 28, 2008. The Company is an independent oil and natural gas company engaged in exploration, development and production activities in the Appalachian Basin, particularly in Wayne County, West Virginia and Morgan County, Kentucky. Our business strategy focuses primarily on the drilling/acquisition of proved developed and undeveloped properties and on the enhancement and development of these properties. We operate gas wells in which we own the majority of the working interest and are currently constructing a gas gathering system which gathers natural gas from our wells for delivery to an end recipient.

Basis of Presentation

     The Company is a development stage entity and the financial statements presented are unaudited. See Going Concern, Note-B.

Cash Equivalents

     Investments having an original maturity of 90 days or less that are readily convertible into cash are considered to be cash equivalents. During the period from March 28, 2008 (date of inception) to September 30, 2008, the Company had no cash equivalents.

Recently Enacted Accounting Standards

     Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material affect on the accompanying financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

ADVENTURE ENERGY, INC.
( A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (continued)

September 30, 2008

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentration of Credit Risk

     Financial instruments which potentially subject the Company to a concentration of credit risk consists primarily of trade accounts receivable with a variety of local, national, and international oil and natural gas companies. Such credit risks are considered by management to be limited due to the financial resources of the oil and natural gas companies.

Risk Factors

     The Company operates in an environment with many financial risks including, but not limited to, the ability to acquire additional economically recoverable gas reserves, the continued ability to market drilling programs, the inherent risks of the search for, development of and production of gas, the ability to sell natural gas at prices which will provide attractive rates of return, the volatility and seasonality of gas production and prices, and the highly competitive nature of the industry as well as worldwide economic conditions.

Fair Value of Financial Instruments

     The Company defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Financial instruments included in the Company's financial statements include cash and cash equivalents, short-term investments, accounts receivable, other receivables, other assets, accounts payable, notes payable and due to affiliates. Unless otherwise disclosed in the notes to the financial statements, the carrying value of financial instruments is considered to approximate fair value due to the short maturity and characteristics of those instruments. The carrying value of debt approximates fair value as terms approximate those currently available for similar debt instruments.

Gas Properties

     The Company adopted the successful efforts method of accounting for gas producing activities. Under successful efforts, costs to acquire mineral interest in gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip developmental wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, costs of developmental wells on properties the Company has no further interest in, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed. Unproved gas properties that are significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are expensed when surrendered or expired.

     When a property is determined to contain proved reserves, the capitalized costs of such properties are transferred from unproved properties to proved properties and are amortized by the unit-of-production method based upon estimated proved developed reserves. To the extent that capitalized costs of groups of proved properties having similar characteristics exceed the estimated future net cash flows, the excess capitalized costs are written down to the present value of such amounts. Estimated future net cash flows are determined based primarily upon the estimated future proved reserves related to the Company's current proved properties and, to a lesser extent, certain future net cash flows related to operating and related fees due the Company related to its management of various partnerships. The Company follows Statement of Financial Accounting Standards ("SFAS") No. 121 which requires a review for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is recorded as impaired properties are identified.

     On sale or abandonment of an entire interest in an unproved property, gain or loss is recognized, taking into consideration the amount of any recorded impairment. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Advertising Cost

The Company has no advertising cost at this time.

ADVENTURE ENERGY, INC.
( A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (continued)

September 30, 2008

NOTE B—GOING CONCERN

     The Company is a development stage Company and has not commenced planned principal operations. The Company had no revenues and has incurred losses of $ 509,734 for the period March 28, 2008 (inception) to September 30, 2008. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

     There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

     The accompanying financial statements do not include any adjustments related to the recoverability of classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

NOTE C-- LOSS PER SHARE

     The computation of loss per share is based on the weighted average number of common shares outstanding during the period presented. Diluted loss per common share is the same as basic loss per common share as there are no potentially dilutive securities outstanding (options and warrants).

NOTE D - INCOME TAXES

     The Company accounts for income taxes using the asset and liability method described in SFAS No. 109, “Accounting For Income Taxes”, the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax basis of the Company’s assets and liabilities at the enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company recorded a deferred income tax asset for the effect of net operating loss carryforwards. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at September 30, 2008.

NOTE E – COMMON STOCK ISSUANCES

     On March 28, 2008 the Company issued 10,000 shares of its common stock to the founders of the Company at par value. In April 2008, the Company amended it’s certificate of incorporation to increase the authorized number of shares to 50,000,000 shares of common stock at $0.001 par value and 5,000,000 shares of preferred stock at $0.001 par value.

The Company also approved a 1,000:1 forward stock split in April 2008.

     For the six months ended September 30, 2008 the Company has issued 1,452,808 shares of common stock for services, cash and loan repayments at $.35 per share.

NOTE E – COMMITMENTS AND CONTINGENCIES

The Company leases office premises in St. Petersburg, Florida at an annual rental of $6,000, payable monthly. The three year lease was entered into on February 1, 2008 and will commence on April 1, 2008. The Company may renew for one more three year period commencing February 1, 2011, upon the same terms adjusted for changes in the Consumer Price Index. For the period April 1, 2008 thru September 30, 2008, rental payments aggregated $ 3,600. Future minimum rental payments are $14,400.

There are no employment contracts as of September 30, 2008.

EXHIBITS

Exhibits required by Item 601 of Regulation S-K

3.1	Articles of Incorporation (previously filed with Form S-1 on October 29, 2008)
3.2	Articles of Incorporation (amended and restated) (previously filed with Form S-1/A on December 9, 2008)
3.3	By-Laws (previously filed with Form S-1/A on December 9, 2008)
4.1	Specimen certificate of common stock (previously filed with Form S-1 on October 29, 2008)
5.1	Legal Opinion of Sichenzia Ross Friedman Ference LLP*
10.1	Form of Right of Way Easement and Grant (previously filed with Form S-1 on October 29, 2008)
10.2	Form of Subscription Agreement for Well (previously filed with Form S-1 on October 29, 2008)
10.3	Form of Oil, Gas & Coalbed Methane Lease (previously filed with Form S-1 on October 29, 2008)
10.4	Gathering Line Operators License dated April 28, 2008 (previously filed with Form S-1 on October 29, 2008)
10.5	Record of transfer of Troy Isom well dated July 2, 2008 (previously filed with Form S-1 on October 29, 2008)
23.1	Consent of Sichenzia Ross Freidman Ference (see Exhibit 5.1)
23.2	Consent of Report of Independent Registered Public Accounting Firm*

* = filed herewith

ITEM 17. UNDERTAKINGS

The undersigned Company hereby undertakes to:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
	(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and
	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

ADVENTURE ENERGY, INC.

January 7, 2009	By:	/s/Wayne Anderson
Wayne Anderson
President, Acting Chief Financial Officer and Director (Principal Executive Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Wayne Anderson	President, Acting Chief Financial Officer and Director (Principal Executive Officer and Principal Accounting Officer)	January 7, 2009
Wayne Anderson

/s/Jim Anderson	Vice President and Director	January 7 , 2009
Jim Anderson